Exhibit 10.2

June 20th, 2023

Michael Hynes,
Orlando, FL

Dear Michael,

Here at Noodles & Company, we have one mission: To Always Nourish and Inspire Every Team Member, Guest, and Community We Serve. You’ve inspired us, which is why we’d like to offer you a place at our table. Below are the specifics of our offer:

•Your start date is July 24th, 2023.
•Your title is Chief Financial Officer.
•You will report to Chief Executive Officer Dave Boennighausen.
•Your base pay will be $350,000 on an annual basis, paid bi-weekly, less payroll deductions and all required withholdings.
•We want you to have a continued stake in our success. As such, you will also receive an equity grant each year. You will receive an initial grant equal to $250,000 on your start date, with a 4-year level vesting period. This grant will be comprised of restricted stock units. Thereafter, equity grants are made during our annual grant process each year. You will be eligible for the 2024 annual grant. While these grants are subject to change as directed by the Compensation Committee of the Company, the grant is currently valued at $400,000, comprised of 60% relative TSR performance-based stock units and 40% restricted stock units. The terms of this plan are subject to change, and you must still be an active employee when the grants are issued.
•You will be eligible for an annual merit review for fiscal year 2024 so long as you remain employed with Noodles & Company. The review might lead to an increase in your compensation and is tied to your annual performance review and performance criteria.
•You will be eligible to participate in the 2023 Company Bonus Program depending on both the company’s and your performance. Your bonus target is 75% of your annual salary. You must be actively employed by Noodles & Company at the time the bonus is paid out. The terms and conditions of the bonus plan may vary from year to year.
•Noodles & Company offers a variety of benefits for you, your spouse or domestic partner, and your family. Please refer to the 2023-2024 Employee Benefits Summary included with this letter for additional information. You will be able to enroll for your benefits online 48 hours after your start date. If you choose to enroll, your benefits will be effective on the 1st of the month following 30 days from your start date. Employee health premiums are deducted from each bi-weekly paycheck on a pre-tax basis. Please note the deadline for benefits enrollment is 30 days from your benefits effective date.
•From your start date until June 30th, 2024, this position will be based in Orlando, Florida or the location of your choosing in the continental United States. You agree to travel to corporate headquarters as needed, with an initial expectation of approximately two weeks per month. The company will incur expense related to travel to corporate headquarters during this time frame pursuant to the attached Travel and Entertainment Policy.
•Beginning July 1st, 2024, at the company’s discretion, the position may become based at the location of the company’s headquarters, which is currently Broomfield, Colorado. If the position becomes based at corporate headquarters, you will be eligible for a relocation allowance of $25,000 (net) to relocate to the headquarters’ metropolitan area.
•Beginning August 2023, you will be eligible for the company’s technology allowance, which is currently $100 / month. Please refer to the attached technology allowance policy.
•As included in the employment agreement, the form of which is attached, you will be entitled to a 12-month severance if you are terminated without cause, subject to approval by the Compensation Committee of Noodles & Company Board of Directors.

This offer of employment is contingent upon the successful results of the background check. You understand that the terms of this letter do not imply employment for a specific period. Your employment is at will; either you or the Company can terminate it at any time, with or without cause. The Company reserves the right to amend the bonus and benefits plans as necessary.

We look forward to having you join us in what we expect will be a mutually rewarding relationship and great career move for you. If you have questions, please contact me at 303.710.5955.

Sincerely,

/s/ Sue Petersen

Sue Petersen
Executive Vice President, Inclusion, Diversity and People

Please sign below to accept this offer and return a scanned copy to me. Please keep a copy for your personal files.

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